Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to inclusion in this Registration Statement of EdtechX Holdings Acquisition Corp. on Amendment No. 1 to Form S-1, File No. 333-227257, of our report, dated July 20, 2018, except for Note 7, as to which the date is August 24, 2018, with respect to our audit of the financial statements of EdtechX Holdings Acquisition Corp. as of July 2, 2018 and for the period from May 15, 2018 (inception) through July 2, 2018, which appears in the Prospectus, which is part of this Registration Statement We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

September 25, 2018